CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 16, 2007, relating to the financial statements and financial highlights which appear in the August 31, 2007 Annual Report to Shareholders of Phoenix Quality Small-Cap Fund, Phoenix Small-Cap Sustainable Growth Fund, and Phoenix Small-Cap Value Fund (constituting Phoenix Investment Trust 97), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Non-Public Holdings Information”, “Independent Registered Public Accounting Firm” and “Report to Shareholders” in such Registration Statement.

Boston, Massachusetts

December 18, 2007